Exhibit 99.1

       Cincinnati Financial Corporation Hosts Investor Headquarters Visit

                   * Discusses Favorable Long-Term Outlook

                     * Comments on Recent Storm Activity

    CINCINNATI, Sept. 25 /PRNewswire/ -- Cincinnati Financial Corporation will host investors at its headquarters on Thursday, September 25. The event will offer management's insight into the company's insurance and investment operations, strong competitive position, growth strategies and favorable long-term outlook.

    "We are pleased to open this window on our company," said John J. Schiff Jr., CPCU, chairman and chief executive officer. "Cincinnati Financial Corporation is structured for strength and stability, and we welcome the opportunity to detail our plans to continue to outperform."

    Cincinnati Financial is the 19th largest publicly traded property casualty insurer based on revenues. Independent insurance ratings companies consistently recognize Cincinnati Financial with high ratings affirming solid protection for policyholders. The company's most important competitive advantage is its relationships with professional independent insurance agents. Its agency-centered approach has produced above-average profitability and shareholder return.

    Catastrophe Losses

    "Hurricane Isabel lost some power as it headed inland, and we are grateful for that," Schiff said. "Nonetheless, it was powerful enough to disrupt homes, businesses and lives, and we are responding quickly to get things back in order. While only 700 claims were reported as of Wednesday, total claims may rise as high as 1,700. Most reports to date are wind damage, such as trees on houses, and we anticipate a lesser amount of flooded cars, spoilage and business income claims.

    "In advance of the storm's landfall, a Cincinnati storm team of seasoned field claims representatives set up an operating base in New Bern, North Carolina. That office remains open, along with another base in Richmond, Virginia. Additionally, Maryland agents and policyholders are being served by a team dispatched yesterday to Fredericksburg, Virginia.

    "Although it's very early to estimate the full impact of Hurricane Isabel on our third-quarter results, we expect to include a preliminary estimate of $15 million pre-tax, which would add 2.2 percent to the quarter's GAAP combined ratio and reduce net earnings by 6 cents per share. When combined with the previously announced July storms and development of prior storms, Hurricane Isabel-related losses would bring third-quarter total catastrophe losses to approximately $40 million, which would add 5.9 points on the combined ratio and reduce earnings by 16 cents per share.

    "While the quarterly total significantly exceeds third-quarter 2002's $4.8 million, the year-to-date impact of catastrophe losses on the combined ratio is expected to be less than 1 percentage point above the 3.8 percentage points in the first nine months of last year. And with our continued growth and excellent non-catastrophe underwriting results, the nine-month GAAP combined ratio including catastrophe losses should be well below the 101.4 percent reported in the first nine months of 2002," Schiff said.

    Long-Term Outlook Favorable

    Schiff noted that the company remains on track to achieve excellent results in 2003 and beyond.

    "Through the first half of this year, the efforts of our agents and associates generated 13.4 percent net written premium growth and positive underwriting trends. Based on that performance, we believe our target for a full-year 2003 GAAP combined ratio near the six-month ratio of 96.8 percent, including 3.8 percentage points from catastrophe losses, remains within reach, although dependent on typically lower catastrophe losses in the fourth quarter. We firmly believe that we are on track to achieve a 2003 GAAP combined ratio that will be the best we have achieved in over 10 years and a signal that more is yet to come," Schiff concluded.

    For additional information or to listen to the Webcast of the investor headquarters visit, please visit www.cinfin.com.

    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life, disability income and long-term care insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: unusually high levels of catastrophe losses due to changes in weather patterns or other causes; increased frequency and/or severity of claims; environmental events or changes; insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace; adverse outcomes from litigation or administrative proceedings; recession or other economic conditions resulting in lower demand for insurance products; sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in market value of Fifth Third Bancorp shares; events that lead to a significant decline in the market value of a particular security and impairment of the asset; delays in the development, implementation and benefits of technology enhancements; and decreased ability to generate growth in investment income.

    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures impacting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.